Exhibit 99.1

NEWSLINE

1401 Blake Street, Denver, Colorado, 80202, Tel:  720-479-3062

Denver, Colorado
Monday, September 18, 2006
FOR IMMEDIATE RELEASE

MacDermid, Incorporated, a specialty chemical manufacturer located in Denver, Colorado, announced today that the Special Committee of its Board of Directors has retained Merrill Lynch & Co. as its financial advisor.

On September 5, 2006, Daniel H. Leever, its chairman and chief executive officer, and Court Square Capital Partners delivered a proposal letter to purchase all of its outstanding common stock at $32.50 per share.

A Special Committee was established and consists of MacDermid’s outside directors Robert Ecklin, Donald Ogilvie and James Smith, and is chaired by T. Quinn Spitzer.

The Special Committee is expected to review and consider the proposal as well as alternatives that may be available to the company. MacDermid’s shareholders and others considering trading in its securities are cautioned that no decisions have been made by the Special Committee or the Board of Directors with respect to the nature of the company’s response to the proposal or otherwise. There can be no assurance as to when or whether this or any other transaction will be approved or consummated.

Website: http://www.macdermid.com

MacDermid, Incorporated

NYSE - MRD

CUSIP 554273 10 2

September 18, 2006

This report and other Corporation reports and statements describe many of the positive factors affecting the Corporation’s future business prospects.  Investors should also be aware of factors that could have a negative impact on those prospects.  These include political, economic or other conditions such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the business; competitive products, advertising, promotional and pricing activity; the degree of acceptance of new product introductions in the marketplace; technical difficulties which may arise with new product introductions; and the difficulty of forecasting sales at certain times in certain markets.